Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into as of February 17, 2011, by and between Schiff Nutritional International, Inc., a Delaware corporation (the “Company”) and Bruce J. Wood (the “Executive”).

WHEREAS, the Executive has been employed as the President and Chief Executive Officer of the Company pursuant to that certain employment agreement (the “Employment Agreement”) dated as of June 1, 2007, by and between the Company and the Executive;

WHEREAS, the Executive desires to retire from his employment with the Company; and

WHEREAS, the Company and the Executive desire to enter into this Agreement to fully and finally set forth all matters between them.

NOW, THEREFORE, in exchange for the good and valuable consideration set forth herein, the adequacy and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1.             Retirement Date.  The Executive’s last day of employment with the Company shall be March 7, 2011 (the “Retirement Date”), which shall constitute a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

2.             Separation Payments and Benefits.  Subject to the Executive’s execution and non-revocation of the Waiver and Release of Claims Agreement attached hereto as Exhibit A (the “Release”) and subject to the Executive’s continued compliance with the covenants set forth in Section 10 of the Employment Agreement in accordance with their terms, the Executive will be entitled to receive the following payments following the Retirement Date (the “Separation Payments”):

(a)           $515,000, which the parties acknowledge and agree is equal to one (1) times the Executive’s base salary, payable in accordance with the Company’s customary payroll practices in twenty-four (24) equal semi-monthly installments, commencing on June 1, 2011, subject to Section 6 of this Agreement;

(b)           $515,000, which the parties acknowledge and agree is equal to one (1) times the Executive’s base salary, payable in accordance with the Company’s customary payroll practices in twenty-four (24) equal semi-monthly installments, commencing on  May 1, 2012, subject to Section 6 of this Agreement; and

(c)           Twelve (12) monthly payments of $882, commencing on the date of Executive’s “separation from service,” subject to Section 6 of this Agreement.

3.             Prorated Bonus.  Subject to the Executive’s execution and non-revocation of the Release attached hereto as Exhibit A and subject to the Executive’s continued compliance with the covenants set forth in Section 10 of the Employment Agreement in accordance with their terms, an amount equal to 10/12ths of the bonus (the “Prorated Bonus”) that the Executive would have been entitled to receive, if any, under the Company’s Fiscal Year 2011 Bonus Plan (the “Bonus Plan”) had the Executive remained employed through the end of such fiscal year, based on the Company’s performance for such fiscal year as determined by the Company’s Board of Directors and Compensation Committee pursuant to the objective, nondiscretionary terms and conditions of the Bonus Plan.  Such Prorated Bonus, if any, shall be payable in twenty-four (24) equal semi-monthly installments, commencing on June 1, 2011, subject to Section 6 of this Agreement.

4.             Equity Awards.  Any equity awards held by the Executive as of the Retirement Date that have not been settled or paid shall be settled or paid, and withholding shall be made, in accordance with the terms, conditions and elections of the applicable award agreements and deferral election forms covering such equity awards.

5.             Release. The Separation Payments set forth in Section 2 and the Prorated Bonus set forth in Section 3 of this Agreement are contingent upon and subject to the Executive’s execution, delivery and non-revocation (and the expiration of any applicable revocation period) of the Release within sixty (60) days following the Retirement Date.  If the Executive fails to execute the Release in accordance with the terms of the Release (or the Executive revokes the Release within the applicable revocation period), then the Company shall not make any payments or provide any benefits to the Executive pursuant to Section 2 following the Retirement Date.

6.             Section 409A.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and the Department of Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”).  Notwithstanding any provision to the contrary in this Agreement, (a) no amount that is “nonqualified deferred compensation” for purposes of Section 409A shall be payable pursuant to Section 2 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h); (b) if the Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the payments and benefits to which the Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A, including, without limitation, exclusions for short-term deferral payments under Treasury Regulation Section 1.409A-1(b)(4) and separate installment payments and exclusions under Treasury Regulation Section 1.409A-1(b)(9)(iii)) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s payments and benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s separation from service with the Company or (ii) the date of the Executive’s death, and upon the earlier of such dates, all payments deferred pursuant to this Section 6(b) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein; (c) for purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any portion of the Separation Payments and Prorated Bonus in the form of installment payments (the “Installment Payments”) shall be treated as a right to receive a series of separate payments and, accordingly, each Installment Payment shall at all times be considered a separate and distinct payment; (d) if any section of this Agreement provides for payment within a time period, the determination of when such payment shall be made shall be solely in the discretion of the Company; and (e) no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

7.             Tax Withholding.  All payments made pursuant to this Agreement will be subject to the withholding of any amounts required by federal, state or local law.

8.             Further Assurances.  In order to effectuate the foregoing, the Executive agrees to execute any additional documents and to take such further actions as may be reasonably requested from time to time by the Company.

9.             Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without reference to the principles of conflicts of laws of Utah or any other jurisdiction and, where applicable, the laws of the United States.

10.           Entire Agreement.  This Agreement sets forth the entire agreement between the Company and the Executive with respect to the termination of the Executive’s employment with the Company, and supersedes and replaces the Employment Agreement any and all prior oral or written agreements or understandings between the Company and the Executive concerning the severance payments and benefits payable upon the Executive’s termination of employment; provided, however, that Section 10 of the Employment Agreement shall continue to survive until the restrictions and obligations thereunder have been satisfied.

11.           Executive Acknowledgment.  The Executive acknowledges and agrees that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCHIFF NUTRITION INTERNATIONAL, INC.

/s/ Joseph W. Baty
By:	Joseph W. Baty
Its:	Executive Vice President and
Chief Financial Officer

EXECUTIVE

/s/ Bruce J. Wood
Bruce J. Wood

EXHIBIT A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

In exchange for the post-termination payments and benefits described in that certain Separation Agreement (the “Separation Agreement”), entered into between myself and Schiff Nutritional International, Inc., a Delaware corporation (the “Company”), I freely and voluntarily agree to enter into and be bound by this Waiver and Release of Claims Agreement (the “Release”):

1.             I acknowledge that my employment with the Company and all subsidiaries and affiliates thereof terminated on March 7, 2011 (the “Termination Date”).  I further acknowledge that the Company delivered this Release to me on or prior to the seventh day following the Termination Date.

2.             I acknowledge that, but for my execution of this Release, I would not be entitled to receive the post-termination payments and benefits in the Separation Agreement, including, without limitation, the payments and benefits provided in Section 2 of the Separation Agreement.

3.             I, and anyone claiming through me (including without limitation my heirs, and agents, representatives and assigns), hereby irrevocably waive and forever release and discharge the Company, its parents, subsidiaries, affiliates, officers, directors, employees, agents, predecessors, successors and assigns (including, without limitation, Weider Health and Fitness and any of its direct or indirect owners and its or their affiliates, and TPG STAR, L.P. or any other investment fund managed by TPG Capital, L.P. or any of their respective direct or indirect owners or affiliates) (the “Releasees”), from any and all liabilities of any nature whatsoever, known and unknown, fixed or contingent, arising out of, based on, or related to my employment by the Company or any other Releasee, the termination of such employment, and any dealings, transactions or events involving the Releasees occurring prior to or on the Termination Date, including but not limited to claims under the Employment Agreement (as defined in the Separation Agreement), the Civil Rights Act of 1866; the Civil Rights Act of 1871; the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1966; the Older Workers Benefit Protection Act of 1990; the Americans with Disabilities Act of 1990; the Employment Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the Worker Adjustment and Retraining Notification (“WARN”) Act;; and any other federal, state or local law, rule or regulation, or common law claim.  This includes, but is not limited to, all wrongful termination and “constructive discharge” claims, all discrimination claims, all claims relating to any contracts of employment, whether express or implied, any covenant of good faith and fair dealing, whether express or implied, and any tort of any nature.  This release is for any relief, no matter how denominated, including but not limited to wages, back pay, front pay, benefits, compensatory damages, liquidated damages, punitive damages or attorney’s fees.  I also agree not to commence or cooperate in the prosecution or investigation of any lawsuit, administrative action or other claim or complaint against the Releasees, except as required by law.

4.             I understand and agree that this Release will be binding on me and my heirs, administrators and assigns.  I acknowledge that I have not assigned any claims or filed or initiated any legal proceedings against any of the Releasees.

5.             I UNDERSTAND THAT I HAVE TWENTY-ONE (21) DAYS TO CONSIDER WHETHER OR NOT TO SIGN THIS RELEASE.  THE COMPANY HEREBY ADVISES ME OF MY RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THE RELEASE AND I ACKNOWLEDGE THAT I HAVE HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY AND HAVE EITHER HELD SUCH CONSULTATION OR HAVE DETERMINED NOT TO CONSULT WITH AN ATTORNEY.

6.             I UNDERSTAND THAT I MAY REVOKE MY ACCEPTANCE OF THIS RELEASE BY DELIVERING NOTICE OF MY REVOCATION TO JOSEPH W. BATY, THE EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER OF THE COMPANY WITHIN THE SEVEN (7) DAY PERIOD BEGINNING ON THE DAY FOLLOWING THE DAY I SIGN THE RELEASE (THE “REVOCATION PERIOD”).  IF I DO NOT REVOKE MY ACCEPTANCE OF THIS RELEASE WITHIN THE REVOCATION PERIOD, IT WILL BE LEGALLY BINDING AND ENFORCEABLE ON THE DAY IMMEDIATELY FOLLOWING THE LAST DAY OF THE REVOCATION PERIOD.

7.              I acknowledge and agree that if any provision of this Release is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Release shall continue in full force and effect.

8.             This Release is deemed made and entered into in the State of Utah, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Utah, to the extent not preempted by federal law.

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I acknowledge and agree that I have carefully read and fully understand all of the provisions of this Release and that I voluntarily enter into this Release by signing below.  Upon execution, I agree to deliver a signed copy of this Release to Joseph W. Baty, the Executive Vice President and Chief Financial Officer of the Company.

Bruce J. Wood

Date: